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                           PURINA MILLS, INC.
                          EMPLOYMENT AGREEMENT
                          --------------------


     This agreement ("Agreement") has been entered into this 1st day of July, 1999, by and between Purina Mills, Inc. (the "Company"), and Darrell D. Swank, an individual (the "Executive")

     WHEREAS, the Company currently employs the Executive as Chief Financial Officer of the Company; and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholder to reinforce and encourage the continued attention and dedication of the Executive to the Company by guarding against the financial dislocation caused by a termination of the Executive's employment with the Company in the circumstances set forth in this Agreement;

     WHEREAS, the Board believes that it is imperative to diminish the inevitable distraction to the Executive by virtue of the personal uncertainties and risks created by the possibility of the Executive's employment with the Company being terminated, especially in connection with a potential or pending Triggering Event, and to encourage the Executive's full attention and dedication to the Company currently and in the event of any potential or pending Triggering Event; and

     NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

SECTION 1: DEFINITIONS. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.

          (a) "ANNUAL BASE SALARY" means the base salary set forth in Section 3.3 of this Agreement, as it shall be increased from time to time in the discretion of the Board.

          (b)  "BOARD" means the Board of Directors of the Company.

          (c)  "CHANGE IN CONTROL" means:

               (i) The acquisition by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of ownership of 50% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); or

               (ii) Approval by KII and any of its Subsidiaries who is the record and beneficial owner of the capital stock of the Company at such time of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by KII or its Subsidiaries, in the aggregate; or


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               (iii) Approval by KII and any of its Subsidiaries
               which is the record and beneficial owner of the capital stock of the Company at such time of (a) a complete liquidation or dissolution of the Company or
               (b) the sale or other disposition of assets of the Company that generate all or substantially all of the gross revenues or profit of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by KII or its Subsidiaries, in the aggregate.

          (d) "CHANGE IN BOARD" means (i) the removal or resignation of two or more of the following individuals as members of the Board at the initiation of KII or any of its Subsidiaries or (ii) the election of additional persons to the Board (excluding the Executive) at the initiation of KII or any of its Subsidiaries such that the following individuals do not constitute a majority of the entire Board; each during the first 12 months after the Effective
          Date: James Dumler, Timothy Durkin and Richard Knudson.

          (e) "DATE OF TERMINATION" means a date that a Notice of Termination is received by the party to whom such notice is being given, unless the party giving the Notice of Termination specifies another date in the Notice of Termination (which date shall not be more than 30 days after giving of such Notice of Termination).

          (f) "DIMINUTION EVENT" means (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, office and titles), authority, duties and responsibilities as contemplated by this Agreement or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, not mutually agreed to by the Company and the Executive; or (ii) any decrease by the Company in the Executive's Annual Base Salary.

          (g)  "EFFECTIVE DATE" means the date of this Agreement.

          (h) "EMPLOYMENT PERIOD" means the period beginning on the Effective Date and ending on the Date of Termination.

          (i) "GOOD CAUSE" means, when used in connection with the termination of the Executive's employment with the Company by the Company, a termination based upon (i) the Executive's willful and continued failure to substantially perform his duties (which substantial performance shall include for purposes of this Agreement, substantial compliance with the KII Principles, as published from time to time, during any period of time prior to a Change in Control) with the Company (other than as a result of incapacity due to physical or mental condition), that is not corrected within 30 days after a written demand for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Executive has not substantially performed


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          his duties; (ii) legally sufficient evidence of the
          Executive's commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or (iii) the Executive's material breach of any provision of this Agreement excluding any breach that is not in bad faith and which is remedied by the Executive within 30 days after receipt by the Executive of written notice thereof given by the Company.

          (j) "GOOD REASON" means, when used in connection with the termination of the Executive's employment with the Company by the Executive, a termination based upon the following reasons:

               (i)   the occurrence of a Diminution Event;

               (ii) (A) the failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, life insurance plan, health and accident plan or disability plan to which the Executive is entitled as of the Effective Date, provided that the Company may amend, modify or replace such plans as long as the Executive is entitled to benefits under the amended, modified or replaced plan or plans that, when combined with the Executive's entire package of compensation and benefits such amendment, modification or replacement does not result in a material diminution in Executive's aggregate compensation and benefits; (B) the taking of any action by the Company which would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any plans in which the Executive is then currently participating; or (C) the failure of the Company to provide the Executive with paid vacation to which the Executive is entitled;

               (iii) the relocation of the Executive's primary office location to a site located outside of the greater St. Louis, Missouri metropolitan area;

               (iv)  a material breach by the Company of any
               provision of this Agreement;

               (v) a purported termination by the Company of the Executive's employment otherwise than specifically permitted by this Agreement; or

               (vi) in connection with a Triggering Event (as set forth in Section 4.3 of this Agreement), the failure of a successor of the Company expressly in writing to assume and perform this Agreement pursuant to the terms and conditions set forth herein in accordance with the provisions of Section 6.4 of this Agreement prior to a Triggering Event; provided, however, that a
                                            -----------------
               termination of employment by the Executive shall not be deemed to be for "Good Reason" under this subsection (vi) if such termination of employment occurs: (A) subsequent to an express assumption and agreement to perform this Agreement by such successor pursuant to the terms and conditions set forth herein on or after a Triggering Event Date or (B) subsequent to a date that is one year after a Triggering Event Date (except that, in the case of the Triggering Event being a filing of a proceeding under the United States Bankruptcy Code (Title 11, United States Code) or any other laws relating to bankruptcy, insolvency, reorganization, dissolution, or composition of debts, such period shall be the later of (x)

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               one year after the filing of such proceeding or (y) 90
               days after the date upon which a final order is issued by the bankruptcy court in such proceeding;

          excluding for these purposes any action not taken in bad faith which is remedied by the Company within 30 days after receipt by the Company of written notice thereof given by the Executive.

          (k) "INSOLVENCY EVENT" means (i) the commencement of any proceeding by or against the Company under the United States Bankruptcy Code (Title 11, United States Code) or any other laws relating to bankruptcy, insolvency, reorganization, dissolution, or composition of debts; (ii) any general assignment for the benefit of the Company's creditors;
          (iii) the appointment of a receiver, trustee, custodian, liquidator, or turnaround or workout management team with respect to the Company and/or all or a substantial portion of the Company's assets, either by court action or upon the encouragement or agreement of the creditors of the Company.

          (l) "KII" means Koch Industries, Inc., the parent company of the Company.

          (m) "NOTICE OF NON-RENEWAL" means a written notice by either party to this Agreement of such party's desire not to allow the Term of this Agreement to automatically renew at the end of the then-current Term for another Term. The Notice of Non-Renewal will have the effect of terminating this Agreement at the end of the then-current Term.

          (n) "NOTICE OF TERMINATION" means a written notice by either party of such party's desire to terminate the Executive's employment with the Company, which notice (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and
          (iii) if the Date of Termination is other than the date of receipt of such Notice of Termination, specifies the Date of Termination (which date shall not be more than 30 days after the giving of such Notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (o) "SUBSIDIARY" means any corporation, association, partnership, limited liability company, joint venture or other entity in which another corporation owns or controls, directly or indirectly through another Subsidiary, a majority of the outstanding securities eligible to vote in the election of directors or the equivalent governing body of the particular entity.


          (p) "TERM" means, initially a three-year period commencing on the Effective Date and ending on the date of the third anniversary of the Effective Date, and, if renewed in accordance with Section 2.1 of this Agreement, shall mean an additional one-year period

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          commencing on the day after the end of the initial Term or any renewal Term, as the case may be.

          (q) "TRIGGERING EVENT" means (i) a Change in Control of the Company, or (ii) an Insolvency Event.

          (r) "TRIGGERING EVENT DATE" shall mean the date that the Triggering Event occurs.

SECTION 2:  TERM OF AGREEMENT.

     2.1 INITIAL TERM OF AGREEMENT; RENEWAL TERMS. The initial Term of this Agreement shall be for three years commencing on the Effective Date, subject to automatic renewal for a Term of an additional one year commencing immediately upon the end of the initial Term or the then-current renewal Term, as the case may be, unless either party to this Agreement gives a Notice of Non-Renewal to the other party not less than 90 days prior to the end of the initial Term or the then-current renewal Term, as the case may be. In the event that such a Notice of Non-Renewal is given as set forth in this Section 2.1, the Term of this Agreement will end on the last day of the initial Term or the then-current renewal Term, as the case may be, but the employment of the Executive will continue with the Company on an "at will" basis.

     2.2 TERMINATION OF THE EMPLOYMENT PERIOD. The Executive agrees that he will not terminate his Employment Period (and his employment with the Company) during the first year of the initial Term, except for Good Reason, Change in Board, death of the Executive or a disability of the Executive affecting the Executive's ability to perform his normal duties. Except for the restriction set forth in the immediately preceding sentences of this Section 2.2 and notwithstanding Section 2.1 of this Agreement, either party to this Agreement may terminate the Executive's Employment Period (and the Executive's employment with the Company) at any time during the Term by giving a Notice of Termination to the other party, without any liability except as specified in Section 4 of this Agreement.

SECTION 3:  TERMS AND CONDITIONS OF EMPLOYMENT.

     3.1 PERIOD OF EMPLOYMENT. The Executive shall remain in the employ of the Company throughout the Employment Period in accordance with the terms and provisions of this Agreement. This Agreement shall remain in full force and effect notwithstanding subsequent changes in the Executive's compensation, location of employment, duties or authority or any changes in the identity of the corporation to which the Executive's compensation is charged, provided that said corporation is either the Company, KII or a Subsidiary of the Company or KII and provided further that certain of such changes may constitute Good Reason for purposes of this Agreement.

     3.2 POSITIONS AND DUTIES. The Company hereby employs the Executive and the Executive hereby accepts such employment as Chief Financial Officer of the Company, subject to the reasonable directions of the chief executive officer of the Company and the Board. The Executive shall have such authority and shall perform such duties as are specified in the Bylaws of the Company for the office and position to which he has been appointed hereunder and shall so serve, subject to the control exercised by the chief executive officer of the Company and the Board from time to time. The Executive agrees to devote such of his time, attention and energy to the business of the Company as may be required to perform the duties and responsibilities assigned to him to the best of his ability and with reasonable diligence; provided, that it
                                                       ---------
shall not be a violation of this Section 3.2 for the Executive to serve on corporate, industry, legal, civic or charitable association boards and committees.

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     3.3  COMPENSATION.  The Executive's initial base salary under this Agreement will be $180,000 per annum, payable in accordance with the Company's current payroll practices. The Executive's base salary will be increased by at least $10,000 per year, effective January 1, in each of the first two years after the Effective Date. In addition to the Annual Base Salary, the Executive shall be awarded the opportunity to earn an incentive bonus on an annual basis ("Incentive Bonus") under any incentive compensation plan which is generally available to other similarly situated executives of the Company. The Incentive Bonus which the Executive will have an opportunity to earn shall be reviewed at least annually and may be adjusted at the discretion of the chief executive officer of the Company and the Board, dependent upon the Executive's performance and in accordance with the Company's policies. Also, if the Executive continues in the employment of the Company until March 31, 2000, the Executive shall be paid by the Company on the next regularly scheduled pay date thereafter an initial bonus equal to $60,000. In addition, if the Executive continues in the employment of the Company until December 31, 2000, the Executive shall be paid by the Company on the next regularly scheduled pay date thereafter a second bonus equal to $60,000. Likewise, if the Executive continues his employment with the Company until June 30, 2001, the Executive shall be paid by the Company on the next regularly scheduled pay date thereafter a third bonus equal to $60,000. If the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive's Employment with the Company without Good Cause, prior to June 30, 2001, the Executive shall be paid by the Company within 10 business days after such termination of employment, an amount equal to $180,000 less any amounts previously paid to the Executive pursuant to the three immediately preceding sentences of this Section 3.3.

     3.4 PARTICIPATION IN 401(k) PLAN. The Executive is eligible to participate in the Company's 401(k) Plan, based upon current eligibility requirements and subject to the terms and conditions of such plan.

     3.5  PARTICIPATION IN PROGRAMS ISSUING EQUITY, OPTIONS AND
SIMILAR EQUITY INSTRUMENTS. The Executive is eligible to participate in any of the Company's programs whereby it will issue equity, options or similar equity instruments, based upon eligibility requirements and subject to the terms and conditions of the programs, as such programs are instituted.

     3.6 PARTICIPATION IN PENSION PLAN. The Executive is eligible to participate in the Company's "defined benefit" pension plan, based on current eligibility requirements and subject to the terms and conditions of such plan.

     3.7 PARTICIPATION IN MEDICAL AND DENTAL INSURANCE AND WELFARE BENEFITS. The Executive and his eligible dependents are eligible to participate in the Company's medical, dental, disability and life insurance and other employee benefit and welfare plans, based upon current eligibility requirements and subject to the terms and conditions of such plan.

SECTION 4:  BENEFITS UPON TERMINATION.

     4.1 NOT IN CONNECTION WITH A TRIGGERING EVENT OR A CHANGE IN BOARD. If the Executive's employment with the Company is terminated prior to the end of the initial Term or prior to the end of any subsequent renewal Term, as the case may be, by the Company without Good Cause or by the Executive within 90 days after a Diminution Event (but not in connection with a Triggering Event or a Change in

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Board), then upon the negotiation and execution of a mutually acceptable settlement and release agreement by the Company and the Executive (which shall be promptly negotiated in good faith by the Company and the Executive), in addition to any accrued salary and other payments owed to the Executive under the Company's other severance plans and policies, the Company shall pay the Executive an amount equal to three times the Executive's then-current Annual Base Salary plus three times the Executive's average Incentive Bonus for the two most recently completed years prior to the Date of Termination (which average Incentive Bonus shall be equal to at least $75,000), in 36 monthly payments commencing in the month after the Date of Termination. In the case of a termination of the Executive's employment with the Company not in connection with a Triggering Event or a Change in Board for any reason other than as stated in this Section 4.1 above, the Executive shall be entitled only to accrued salary and other payments owed to the Executive under the Company's other severance plans and policies.

     4.2 IN CONNECTION WITH A CHANGE IN BOARD. If the Executive terminates his employment with the Company within 30 days after the earlier of the date upon which the Executive receives written notice or first becomes aware that a Change in Board first occurs, then upon the negotiation and execution of a mutually acceptable settlement and release agreement by the Company and the Executive (which shall be promptly negotiated in good faith by the Company and the Executive), in addition to any accrued salary and other payments owed to the Executive under the Company's other severance plans and policies, the Company shall pay to the Executive an amount equal to two times the Executive's then-current Annual Base Salary plus two times the Executive's average Incentive Bonus for the two most recently completed years prior to the Date of Termination (which average Incentive Bonus shall be equal to at least $75,000) in 24 monthly payments commencing in the month after the Date of Termination.

     4.3 IN CONNECTION WITH A TRIGGERING EVENT. If (a) a Triggering Event occurs during the Employment Period and within one year after the Triggering Event Date (except that, in the case of a Triggering Event being a filing of a proceeding under the United States Bankruptcy Code (Title 11, United States Code) or any other laws relating to bankruptcy, insolvency, reorganization, dissolution, or composition of debts, such period shall be the later of (x) one year after the filing of such proceeding or (x) 90 days after the date upon which a final order is issued by the bankruptcy court in such proceeding): (i) the Company shall terminate Executive's employment with the Company without Good Cause, or (ii) the Executive shall terminate employment with the Company for Good Reason, or, alternatively, (b) if one of the above-described
                 --
terminations of employment occurs within the six-month period prior to the earlier of (i) a Triggering Event Date or (ii) the execution of a definitive agreement or contract that eventually results in a Triggering Event, then, in addition to any accrued salary and other payments owed to the Executive under the Company's other severance plans and policies, the Company shall pay to the Executive an amount equal to three times the Executive's then-current Annual Base Salary plus three times the Executive's average Incentive Bonus (which average Incentive Bonus shall be equal to at least $75,000) for the two most recently completed years prior to the Date of Termination, in a lump-sum payment, after either
(y) the Date of Termination, in the case where the sequence of the requisite events is as set forth in subsection (a) above or (z) the Triggering Event Date, in the case where the sequence of the requisite events occurred as set forth in subsection (b) above. In the case of any termination of the Executive's employment with the Company in connection with a Triggering Event for any reason other than as stated in this Section 4.3 above, the Executive shall be entitled only to accrued salary and other payments owed to the Executive under the Company's other severance plans and policies.

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     4.4  CONTINUATION OF INSURANCE BENEFITS.  In the event that payments are due and owing by the Company to the Executive as set forth in Sections 4.1, 4.2 or 4.3 of this Agreement, in addition to such payments, the Company will either continue the Executive's medical, dental, disability and life insurance benefits at the same levels as provided on the Date of Termination by the Company or will pay for equivalent medical, dental, disability and life insurance, in either case, paying the same proportion of the policy costs as the Company had been paying for each such policy at the Date of Termination) until the coverage provided by such policy or policies is replaced by new medical or dental insurance and welfare programs by the Executive's new employer or the employer of the Executive's spouse; provided, however, that in no
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case will such continuation of such policy or payments in lieu thereof extend for a period of more than two years after the Date of Termination in the case of a termination under either Sections 4.1, 4.2 or 4.3.

     4.5 PLACEMENT SERVICES. In the event that payments are due and owing by the Company to the Executive as set forth in Sections 4.1, 4.2 or 4.3 of this Agreement, the Company will pay for executive placement services from a professional placement company of the Executive's choice; provided, however, that in no case shall such services at the expense of the Company extend beyond 12 months after the Date of Termination or the expense for such services paid by the Company exceed $30,000 in the aggregate.

     4.6 SALE OF ALL EQUITY, OPTIONS OR SIMILAR EQUITY INSTRUMENTS IN THE COMPANY. To the extent not otherwise set forth in the agreements under which equity, options or similar equity instruments in the Company are issued or sold to the Executive, only upon termination of the Executive's employment with the Company without Good Cause or for Good Reason, the equity, options and similar equity instruments that are then-outstanding but have not vested shall fully vest. If the Executive's employment with the Company terminates for any reason, the Executive shall be required to sell all such equity, options or similar equity instruments to the Company at a price to be set forth in the particular program pursuant to which the equity, options or similar equity instruments were initially issued.

     4.7 INFORMATION IN CONNECTION WITH A CHANGE IN CONTROL TRANSACTION. The Company will use its best efforts to obtain from any potential third party acquirer of the Company in a Change in Control transaction all available information with respect to the post-consummation plans of the acquirer for the Executive and/or his position with the Company and to share with the Executive promptly upon receipt any such information that the Company may receive from such potential acquirer.

     4.8 ALTERNATIVE EMPLOYMENT. In the event that payments are due and owing by the Company to the Executive as set forth in Sections 4.1,
4.2 or 4.3 of the Agreement, the Executive shall not be required to seek alternative employment or other sources of income or benefits, or to mitigate his damages, or to have any similar duty or obligation. Except as specifically provided in Section 4.9 of this Agreement or with respect to the benefits described in Section 4.4 of this Agreement, all payments and other obligations of the Company under this Agreement shall not be subject to any rights of set-off, duty to mitigate or other reduction, and shall be paid and performed in full, notwithstanding any alternative employment or other sources of income or benefits obtained, received or receivable by the Executive.

     4.9 ADJUSTMENT FOR "EXCESS PARACHUTE PAYMENTS". Notwithstanding anything in this Agreement to the contrary, in the event that the Company's independent public accountant shall determine that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be

                                    -8-

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nondeductible by the Company for federal income tax purposes because of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or would constitute an "excess parachute payment" (as defined in Code Section 280G), then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the "Reduced Amount" (as defined in the next sentence). For purposes of this Section 4.9, the "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of the Agreement Payments without causing any Payment to be nondeductible by the Company because of Code Section 280G or without causing any portion of the Payment to be subject to the excise tax imposed by Code Section 280G.

     If the Company's independent public accountant determines that any Payment would be nondeductible by the Company because of Code Section 280G or that any portion of the Payment will be subject to the excise tax imposed by Code Section 280G, the Company shall promptly give the Executive written notice to that effect and a copy of the detailed calculation thereof, including the dollar amount of the Reduced Amount. The Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of his election within 30 days of his receipt of such notice from the Company. If no such election is made by the Executive within such 30-day period, the Company may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify the Executive in writing promptly after such election. For purposes of this Section 4.9, present value shall be determined in accordance with Code Section 280G(d)(4). All determinations made by the Company's independent public accountant under this Section 4.9 shall be binding upon the Company and the Executive and shall be made within 60 days of the termination of the Executive's employment with the Company. Within 10 days following such determination and the elections under this Section 4.9, the Company shall pay to or distribute to or for the benefit of the Executive, such amounts as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such amounts as shall become due and payable to the Executive under this Agreement.

     As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time of the initial determination by the Company's independent public accountant hereunder, it is possible that Agreement Payments that are made by the Company to or for the benefit of the Executive should not have been made (an "Overpayment") or that additional Agreement Payments which have not been made to or for the benefit of the Executive should have been made (an "Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Company's independent public accountant, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the independent public accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Code Section 7872(f)(2)(A); provided, however, that no amount shall be payable by the Executive to
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the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Code Section 4999 against the Executive or if the period of limitations for the assessment of tax under Code Section 4999 against the Executive has expired. In the event that the Company's independent public accountant determines that an Underpayment has occurred, any such


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Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Code Section 7872(f)(2)(A).

SECTION 5:  NON-COMPETITION, CONFIDENTIALITY, NON-DIVERSION.

     5.1 NON-COMPETE AGREEMENT. It is agreed that during the period beginning on the Effective Date and ending one year after the Date of Termination, regardless of whether such termination is by the action of the Executive or the Company or by mutual agreement, the Executive shall not, either for himself or on behalf of any person, firm or corporation (whether for profit or otherwise) engage in any form of competition with the Company, directly or indirectly, through any commercial venture, as a partner, officer, director, stockholder, advisor, employee, consultant, agent, salesman, venturer or otherwise, in the business of developing, manufacturing and marketing animal nutrition products and programs for dairy cattle, beef cattle, hogs, horses, rabbits, zoo animals, laboratory animals, poultry, birds, fish and pets in the United States, unless such business lines are not then operated by the Company. This requirement, however, will not limit the Executive's right to invest in the capital stock or other equity securities of any corporation, the stock or securities of which are publicly owned or are regularly traded on any public securities exchange. In addition, notwithstanding anything set forth in this Section 5.1, if the Executive is terminated by the Company without Good Cause or by the Executive for Good Reason (either prior to or after a Triggering Event) or a Change in Board, then the Executive will not be subject to the restrictions of this Section 5.1.

     5.2 CONFIDENTIAL INFORMATION. The Executive acknowledges that during his employment with the Company, he may develop or be exposed to confidential information concerning the Company's inventions, processes, methods, services, developments, strategies, plans, financial information, customer lists, technical information, financial data, process technology, drawings, blueprints, financial forecasts or projections and confidential affairs, property of a proprietary nature and trade secrets of the Company or its licensors or customers. The Executive agrees that the maintenance of the proprietary character of such information and property to the full extent feasible is important and that for so long as any such confidential information and trade secrets may remain confidential, secret or otherwise wholly or partially protectable, either during or after the Executive's Employment Period, the Executive shall not use or divulge such confidential information or property except as permitted or required by the duties of the Executive's employment with the Company. The Executive shall not remove any property of a proprietary nature from the Company's premises except as required by the duties of the Executive's employment. The Executive shall return to the Company upon termination of his employment with the Company, all models, drawings, photographs, writings, records, papers or other properties produced by the Executive or coming into his possession by or through his employment with the Company.

     5.3 NON-DIVERSION. During the Employment Period and for one year after the Date of Termination, the Executive shall not directly or indirectly or by aid to others, do anything which could be expected to divert from the Company any trade or business with any customer of the Company who the Executive had any direct and primary contact during the one year immediately preceding the Date of Termination.

     5.4 REASONABLENESS OF RESTRICTIONS. The Executive agrees that the period and areas of restriction following the Date of Termination, as set forth in this Section 5, are reasonably required for the protection of the Company and its business, as well as the continued protection of the Company's employees. If any one or more of the covenants, agreements or provisions contained herein shall be held to be contrary to the


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policy of a specific law, though not expressly prohibited, or against public policy, or shall for any other reason whatsoever be held invalid, then such particular covenant, agreement or provision shall be null and void and shall be deemed separable from the remaining covenants, agreements and provisions, and shall in no way affect the validity of any of the other covenants, agreements and provisions hereof. The parties hereto agree that in the event that either the length of time or the geographic area set forth herein is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances.

     5.5 EQUITABLE RELIEF. Any action by the Executive contrary to the restrictive covenants contained in this Section 5 may as a matter of course be restrained by equitable or injunctive process issued out of any court of competent jurisdiction, in addition to any other remedies provided in law. In the event of the breach of the Executive's covenants as set forth in this Section 5 and the Company's obtaining of injunctive relief, the period of restrictions set forth herein shall commence from the date of the issuance of the order which enjoins such activity.

SECTION 6:  MISCELLANEOUS.

     6.1 NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               Notice to the Executive
               -----------------------

               Darrell D. Swank
               639 Southern Hills Drive
               Eureka, Missouri 63025

               Notice to the Company
               ---------------------

               Purina Mills, Inc.
               1401 South Hanley Road
               St. Louis, Missouri 63144


     6.2 WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement and shall not operate or be construed as a waiver of any subsequent breach of the same provision.

     6.3 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its conflict of law principles.

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     6.4  SUCCESSORS.  This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall be deemed to be substituted for the Company under the terms of this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the provisions of this Agreement as if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined or any successor to the Company's business and/or assets which assumes and agrees to perform this Agreement.

     6.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements, understandings, discussions or negotiations with respect thereto.

     6.6 PAYMENT OF LEGAL FEES. In any litigation or other proceeding relating to this Agreement that is finally decided in favor of the Executive, the Executive shall be entitled to payment by the Company of the Executive's costs and reasonable attorneys' fees actually incurred by the Executive in asserting his rights under the Agreement.

     IN WITNESS WHEREOF, the Executive and the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.




                         /s/ Darrell D. Swank
                         -----------------------------------------------
                         Darrell D. Swank


                         PURINA MILLS, INC.



                         By  /s/ James M. Dumler
                             -------------------------------------------
                         Name:  James M. Dumler
                         Title:  Chairman of the Board


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